BIOSCULPTURE TECHNOLOGY, INC.

Summary Term Sheet

Mezzanine Convertible Bonds

This term sheet sets forth the terms of Convertible Bonds to be issued by BioSculpture Technology, Inc. (the “Company”) to investors in such Bonds (the “Investors”).

Issuer:	BioSculpture Technology, Inc. (the “Company”), a Delaware Corporation.

Investors:	Investment is offered to, and may only be accepted by, accredited investors, as defined in Regulation 501(a) promulgated by the Securities and Exchange Commission.

Company Business:	Commercialization, manufacture, marketing, licensing, sale and distribution of medical devices and technology for liposuction, fat processing and visceral fat removal.

Securities Offered:	Convertible Bonds of the Company (the “Bonds”).

Underlying Shares:	Initially up to approximately 208,550 fully paid common shares of the issuer.

Form:	Unregistered at Issue Date

Denomination:	$1,000 (One Thousand U.S. Dollars) units.

Yield to Maturity	10% per annum

Interest:	Simple interest shall accrue on an annual basis at the rate of 10% per annum based on a 365 day year.

Maturity Date:	Principal and unpaid accrued interest on the Bonds will be due and payable upon the earlier of a financing of at least $500,000 including but not limited to qualification of Regulation A Offering, an effective S-1 registration, or 24 months from the date of the Bond Purchase Agreement (the “Maturity Date”).

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Aggregate Amount of the Offering:	Up to $500,000 (Five Hundred Thousand U.S. Dollars) in aggregate principal amount of equity convertible Bonds.

Functional Currency: Issue Price:	U.S. Dollars. 100%

Conversion	Bonds and unpaid accrued principal will be convertible into common stock of the company.

Conversion Discount:	10% below the Reference Share Price.

Reference Share Price:	Shall be the price set at the first financing or public offering of the Company’s common stock of at least $500,000 including not limited to a qualified Regulation A or an effective S-1 registration.

Initial Conversion Price:	To be set at 90% of the Reference Share Price. If there has not been a public offering of the Company’s stock at the time of conversion, the conversion price shall be $2.18 per common share.

Fixed Exchange Rate:	None.

Conversion Rate:	The Conversion rate shall be determined by dividing the par value of the Bonds by the conversion price.

Closings:	The issuer may close the sale of the Bonds in one or more closings by way of a private placement.

Conditions Precedent:	The issuer shall take all the initial actions necessary and commence the office process pursuant to the procedures and regulatory rules which are obligated by law to make a qualified Regulation A or effective S-1 registration of its stock.

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Interest Payment Dates:	At Maturity Date unless the early redemption is exercised by the Issuer.

Adjustments:	the Conversion Price will be subject to adjustment upon: (1) the issuance of common stock as a dividend or distribution, (ii) the issuance to all holders of common stock of rights or warrants to purchase common stock, and (iii) certain subdivisions and combinations of common stock.

Early Redemption:	Issuer may redeem the Bonds in whole or in part plus accrued and unpaid interest for cash thereupon to the date of redemption.

Ranking:	The Convertible Bonds shall rank equal in right of payment with all of the Issuer’s other existing and future senior indebtedness.

Use of Proceeds:	The net proceeds from this offering shall be used for the purpose of covering the costs of a public offering of the Company’s stock, outstanding financial liabilities, and product development and preparation for FDA submission.

Event of Default:	The bonds contain customary events of default that will permit acceleration of the principal of the Bonds plus accrued interest, and any other amounts due with respect to the bonds.

Registration:	Unregistered at Issue Date.

Approvals/Permissions:	The issuance of the Bonds is subject of the due execution of all necessary corporate resolutions for the approval and issuance of the Bonds and the documentation in connection therewith by the Issuer, including but not limited to the conversion rights and the execution of the Bond Purchase Agreement and the due fulfilment of Conditions Precedent.

Issuer’s Ownership of Bonds:	The Issuer and its subsidiaries have the right to acquire and own Bonds. The Bonds may (at the Issuer’s discretion) be retained, cancelled or sold.

Listing:	The Bonds will not initially be listed. The issuer may list the Bonds subsequently.

Authorization:	The issuer shall have authorized the issuance of Bonds to the Investor by the Issue Date.

Governing Law:	U.S. Law of the State of Florida shall govern with exception of Florida Choice of Law rules and all parties agree to be subject to the jurisdiction of its courts.

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This term sheet is a non-binding expression of interest and letter of intent. None of the above terms and conditions shall constitute a binding agreement, which will only be made by the signing, delivery and exchange of Bonds, monies, and any related definitive written agreements between the parties.

Dated: ________, 201__

BIOSCULPTURE TECHNOLOGY, INC

By:
Robert L. Cucin, M.D
Chief Executive Officer

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THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISPOSITION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL REASONABLY ACCEPTABLE TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

BIOSCULPTURE TECHNOLOGY, INC.

CONVERTIBLE BOND PURCHASE AGREEMENT

Principal Amount: U.S. $________________________________, tendered_________________

1. Principal and Interest.

1.1 For value received, BioSculpture Technology, Inc., a Delaware corporation (the “Company”), having an address at 1701 South Flagler Drive, Suite 607, West Palm Beach, Florida 33409, hereby promises to pay to the order of____________________________________(“The Holder”) at the Holder’s address of_______________________________________________ the principal amount of__________________________________________________together with interest thereon accruing at the rate of ten percent (10%) per annum, on__________________(the “Maturity Date”), and to pay interest at such rate on any overdue principal; provided,however, that such principal and interest shall not be required to be paid if and to the extent that this Bond is converted pursuant to Section 3 hereof. This Convertible Bond issued by the Company to the Holder on the above date (the “Bond”) is one of a number of convertible bonds issuable by the Company in an offering of up to $500,000 in aggregate principal amount of such convertible bonds (collectively, the “Bonds”). This Bond is subject to the terms and conditions provided herein.

1.2 Upon payment in full, or conversion, of the principal hereof and any unpaid accrued interest hereunder and performance of the other obligations under this Bond, this Bond shall cease to be in effect and shall be surrendered by Holder to the Company for cancellation.

1.3 The Company shall pay principal and interest due under this Bond not converted in lawful money of the United States. The Company shall pay such principal and interest and shall deliver any Stock that may become issuable or payable hereunder to the Holder at the address of Holder specified in Section 1.1 or at such other location as the Holder may specify in written notice to the Company. In the event that on any date any payment permitted hereunder shall be less than the amount of interest and principal then due on the Bond, at maturity or otherwise, such partial payment shall be applied first to pay any accrued interest then due under the Bond and then to pay unpaid and outstanding principal due under the Bond. The foregoing provisions regarding payment of this Bond shall be subject to the terms of Section 3 below regarding conversion of the Bond.

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2. Prepayment. Notwithstanding anything else set forth herein, the Company may at any time, without premium or penalty, prepay in whole or in part the principal sum of this Bond, plus accrued interest to the date of prepayment of this Bond, provided that notice of conversion of any such amounts sought to be prepaid has not been given by the Company or the Holder prior to such prepayment.

3. Conversion

3.1 The outstanding principal balance of this Bond, together with unpaid accrued interest thereon, may be converted into common shares of the Company’s capital stock on the terms and conditions provided in this Section and this Bond.

3.3 Upon a financing of $500,000 or more of the company’s common stock including but not limited to a qualified Regulation A or S-1 offering by the Company prior to the Maturity date, all principal and all unpaid accrued interest will be converted into common shares of the Company’s stock at a 10% discount to the price set for that financing or public offering.

3.4 If there has not been a public offering of the Company’s stock prior to the Maturity date of Paragraph 1.1., all principal and unpaid accrued interest will be converted into common stock at $2.18/share.

3.5 Upon Conversion the Holder shall surrender this Bond to the Company for cancellation.

3.6 Procedures and Effect of Conversion. No fractional shares of the Company’s capital stock will be issued upon conversion of this Bond. In lieu of any fractional share to which the Holder would otherwise be entitled, the Company will pay to the Holder in cash the amount of the unconverted balance of principal and interest under this Bond that would otherwise be converted into such fractional share. Upon conversion of this Bond pursuant to this Section 3, the Holder shall surrender this Bond, duly endorsed, at the principal offices of the Company or any transfer agent of the Company. At its expense, the Company will, as soon as practicable thereafter, but in any event no more than twenty (20) days after such surrender, issue and deliver to such Holder, at such principal office, a certificate or certificates for the number of any shares to which such Holder is entitled upon such conversion, together with any other securities, payment and property to which the Holder is entitled upon such conversion under the terms of this Bond or the terms of an Equity Financing or an Acquisition, including a check payable to the Holder for any cash amounts payable as described herein. Upon conversion of this Bond, the Company shall be released from all of its obligations and liabilities under this Bond with regard to that portion of the principal amount and accrued interest being converted, including the obligation to pay such portion of the principal amount and accrued interest.

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3.7 Adjustments. The Conversion Price will be subject to adjustment upon: (a) the issuance of common stock as a dividend or distribution, (b) the issuance to all holders of common stock of rights or warrants to purchase common stock, and (c) any subdivisions and combinations of common stock.

4. Representations and Warranties of Holder. Holder hereby represents and warrants to the Company the following matters set forth in this Section.

4.1 Authorization. Holder has full power and authority to enter into this Bond, and this Bond constitutes the valid and legally binding obligations of Holder, enforceable in accordance with their terms.

4.2 Purchase Entirely for Own Account. The Bond and any securities to which the Holder shall be entitled upon conversion of the Bond (collectively, the “Securities”) will be acquired for investment for Holder’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and the Holder has no present intention of selling, granting any participation in, or otherwise distributing the Securities. Holder does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation in any of the Securities to such person or to any third person.

4.3 Disclosure of Information. Holder has received all the information that it considers necessary or appropriate for determining whether to purchase the Bond. Holder has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering and sale of the Bond, and Holder deems such opportunity sufficient for purposes of Holder’s determining whether to purchase the Bond.

4.4 Investment Experience. Holder has been an investor in securities of companies in the development stage and acknowledges that it is able to exercise its own judgment in assessing the Securities and purchase thereof and is able to bear the economic risk of its investment in the Bond and any other Securities, including the complete loss of such investment. Holder has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Bonds or other Securities. Holder has not been organized for the purpose of acquiring the Securities.

4.5 Accredited Investor. Holder is an “accredited investor” within the meaning of Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”), Rule 501(c) attached as Exhibit A.

4.6 Restricted Securities. Holder understands that the Bond and any other Securities it may purchase are “restricted securities” under the federal securities laws and are being acquired from the Company in a transaction not involving a public offering. Holder understands and acknowledges that under such laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances. In this connection, Holder is familiar with Rule 144 promulgated under the Securities Act, as amended, and understands the resale limitations imposed by Rule 144 and by the Securities Act. Holder understands that Rule 144 does not currently permit the sale of the Securities and may restrict or prohibit sales and transfers of such Securities in the future.

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4.7 Further Limitations on Disposition. Without in any way limiting the representations set forth in this Section, Holder further agrees not to make any disposition of all or any portion of the Securities (other than the valid exercise or conversion thereof in accordance with their respective terms) unless and until:

(a) There is then in effect a Registration Statement under the Securities Act covering such propose disposition and such disposition is made in accordance with such Registration Statement; or

(b) (i) Holder shall have notified the Company of the proposed disposition and shall have furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, and (ii) if requested by the Company, Holder shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration of such shares under the Securities Act or registration or qualification under any applicable state securities laws.

4.8 Legends

(a) Holder acknowledges and agrees that the certificates evidencing the Equity Securities or Financing Stock may bear one or all of the following legends or a legend substantially similar thereto:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.”

(b) Holder acknowledges and agrees that the certificates evidencing the Equity Securities or Financing Stock may bear any legend required by the law of any state having jurisdiction.

5. Representations and Warranties of Company. The Company warrants to use its best efforts to file or have filed on its behalf a Form 1-A or an S-1 and to successfully consummate a qualified Regulation A public offering of $5,000,000 for its common stock.

6. Reservation of Stock Issuable Upon Conversion. The Company shall at all times on and after the date of this Bond reserve and keep available out of its authorized but unissued shares of stock, solely for the purpose of effecting the conversion of the Bond, such number of its Equity Securities as shall from time to time be sufficient to effect the conversion of the Bond. If at any time the number of authorized but unissued shares of Equity Securities shall not be sufficient to effect the conversion of the entire outstanding principal amount of this Bond, in addition to such other remedies as shall be available to the Holder of this Bond, the Company will use its best efforts to take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Securities to such number of shares as shall be sufficient for such purposes.

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7. Events of Default. The occurrence of any one or more of the following events shall constitute an “Event of Default” hereunder:

7.1 The Company shall fail to make any payment of principal of, or interest on, or any other amount owing in respect of, the Bond when due and payable, unless the Bond is converted pursuant to the terms of the Bond prior to such amounts becoming due.

7.2 Any representation or warranty herein shall be untrue or incorrect as of the date when made in any material respect as to the Company, in light of the circumstances under which the representation or warranty was made.

7.3 The Company (a) commences a voluntary case under the Bankruptcy Reform Act of 1978, as heretofore and hereafter amended, and codified as 11 U.S.C. §§101, et seq. (the “Bankruptcy Code”) (as now or hereafter in effect); or (b) files a petition or commences any case, proceeding or action in bankruptcy or seeking reorganization, liquidation, dissolution, winding-up, arrangement, composition, readjustment of debts or any other relief under any other bankruptcy, insolvency, reorganization, liquidation, dissolution, arrangement, composition, readjustment of debt or similar act or law of any jurisdiction, now or hereafter existing; or (c) takes any action indicating its consent to, approval of, or acquiescence in, any case, proceeding or other action; or (d) applies for a receiver, trustee or custodian of the Company or a substantial part of its property; or (e) makes an assignment for the benefit of creditors; or (f) is adjudicated insolvent or bankrupt.

7.4 (a) There is commenced against the Company (i) an involuntary case under the Bankruptcy Code (as now or hereafter in effect); or (ii) any case or proceeding or any other action in bankruptcy or seeking reorganization, liquidation, dissolution, winding-up, arrangement, composition, readjustment of its debts or any other relief under any other bankruptcy, insolvency, reorganization, liquidation, dissolution, arrangement, composition, readjustment of debt or similar act or law of any jurisdiction, now or hereafter existing, or seeking appointment of a receiver, trustee or custodian of the Company or a substantial part of its property, and any of the foregoing cases, proceedings, or actions is not dismissed within 120 days; or (b) an order, judgment or decree approving any of the foregoing is entered or a warrant of attachment, execution of similar process against any substantial part of the property of the Company is issued, and such order, judgment, decree, warrant, execution or similar process is not vacated or stayed within 120 days; or (c) an order for relief under the Bankruptcy Code (as now or hereafter in effect) is entered against the Company.

8. Remedies. In the case of an Event of Default, the principal of the Bond shall immediately become due and payable, together with interest accrued thereon, including any interest accruing after the commencement of any action or proceeding under the federal Bankruptcy Code, as now or hereafter in effect, or any other applicable bankruptcy, insolvency or other similar law, and any other interest that would have accrued, but for the commencement of such action or proceeding, whether or not such interest is allowed as an enforceable claim in such action or proceeding, without presentment, demand for payment, notice of non-payment, notice of dishonor, protest or notice of protest, all of which are hereby expressly waived, and the Company shall immediately upon such acceleration pay the entire principal of and accrued interest on this Bond.

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9. Late Payment. In the event that any amount due under this Bond is not paid when due or that Financing Stock is not issued when required hereunder, then (a) this Bond shall continue to bear interest at the rate specified in Section 1 until such overdue payment or issuance of Financing Stock is completed, and (b) the Company shall in addition pay to the Holder a late charge equal to four percent (4%) of the full amount of unpaid principal due hereunder through the date of payment of such interest and principal in full.

10. Usury. Nothing contained herein shall be deemed to establish or require the payment of a rate of interest in excess of the maximum rate permitted by applicable law. In the event that the rate of interest required to be paid hereunder exceeds the maximum rate permitted by applicable law, then the rate of interest required to be paid hereunder shall be reduced to the maximum rate permitted by applicable law. To the extent that any interest payment hereunder exceeds the maximum amount or rate permitted under any applicable usury law, such excess shall be deemed to have been collected in error and shall be applied to reduction of any principal outstanding under this Bond and to payment of any other amounts due to Holder hereunder, whether or not then payable, and any excess remaining after payment of such principal and other sums shall be refunded to the Holder. The provisions of this Section shall not be available for the benefit of any obligor hereunder except, and to the extent that, such obligor could interpose a defense of usury in an action by the Holder to recover the indebtedness and other obligations evidenced by this Bond.

11. Assignment. Subject to the restrictions on transfer described in Section 5 and other provisions of this Bond, the rights and obligations of the Company and the Holder of this Bond shall be binding upon and shall benefit the successors, assigns, heirs, administrators and transferees of the parties.

12. Amendment and Waivers. No provision of this Bond may be amended, waived or modified except by a writing signed by both the Company and the Holder.

13. Notices.

13.1 Any notice required to be given hereunder shall be in writing and shall be delivered personally or by courier or shall be sent by certified or registered mail, postage prepaid, to the party to be notified, in the case of the Holder at such party’s address set forth in this Bond, and in the case of the Company as follows:

BioSculpture Technology, Inc.,

Attention: Dr. Robert L. Cucin.

1701 South Flagler Drive,

Suite 607,

West Palm Beach, Florida, 33401

13.2 If mailed as aforesaid, notice shall be deemed given three (3) days after being deposited in the United States mail, unless the party to be notified proves that the notice was received later or not received. Other notices shall be deemed to be given upon the date of receipt. A party may change its address for receipt of notices hereunder by giving written notice of the new address to the other party in accordance with this Section.

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14. Governing Law; Jurisdiction. This Bond shall be governed by and construed in accordance with the law of the State of Florida applicable to instruments negotiated, executed and to be performed in that State, without regard to the conflicts of law principles of that State. The Company and the Holder hereby consent to the jurisdiction of the state and federal courts located in Palm Beach County, over any disputes, actions, suits or claims relating to the Bond and over the Company and the Holder in connection with this Bond.

15. Headings; References. All headings used herein are used for convenience of reference only and shall not affect the construction or interpretation of this Bond. Except as otherwise indicated, all references herein to Sections refer to Sections hereof. The word “including” when used in this Bond shall be deemed to mean “including without limitation.”

16. Collection Costs. The Company promises to pay any and all reasonable costs of collection, including reasonable attorneys’ fees, incurred in the collection of this Bond following an Event of Default.

17. Waivers. The Company hereby waives notice of dishonor, presentment, and demand for payment, notice of non-payment, notice of dishonor, protest and notice of protest in connection with this Bond. No delay by the Holder in exercising any power or right hereunder shall operate as a waiver of any power or right.

18. Severability of Provisions. If any provision of this Bond is held to be unenforceable or invalid under, or in conflict with, the applicable law of any jurisdiction, then the unenforceable, invalid or conflicting provision shall be narrowed or replaced, to the extent possible, with a judicial construction in such jurisdiction that effectuates the intent of the parties regarding this Bond and regarding the unenforceable, invalid or conflicting provision. Notwithstanding the unenforceability, invalidity or conflict with applicable law of any provision of this Bond, the remaining provisions shall be valid, enforceable and binding on the parties.

IN WITNESS WHEREOF, the Company and the Holder have each executed and delivered this Bond as of the date first above written.

BIOSCULPTURE TECHNOLOGY, INC.	HOLDER

By:

Robert L. Cucin, M.D., C.E.O.	Printed Name

Signature

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EXHIBIT A

DEFINITION OF ACCREDITED INVESTOR

3SEC RULE 501(a)

Sec. 230.501 Definitions and terms used in Regulation D. As used in Regulation D, the following terms shall have the meaning indicated:

(a) Accredited Investor. “Accredited Investor” shall mean any person who comes within any of the following categories, or who the issuer reasonably believes comes within any of the following categories, at the time of the sale of the securities to that person:

(1) Any bank as defined in Section 3(a(2) of the Act, or any savings and loan association or other institution as defined in Section 3 (a) (5) (A) of the Act whether acting in its individual or fiduciary capacity; any broker or dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934; insurance company as defined in Section 2(13) of the Act; investment company registered under the Investment Company Act of 1940 or a business development company as defined in Section 2(a) (48) of that Act; Small Business Investment Company licensed by the U.S. Small Business Administration under Section 301© or (d) of the Small Business Investment Act of 1958; any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions for the benefit of its employees, if investment decisions are made by a plan fiduciary which is a bank, savings and loan association, insurance company, or registered investment adviser and the plan establishes fiduciary principles the same or similar to those contained in sections 404-407 of Title I of the Employee Retirement Income Security Act of 1974, employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974 if the investment decision is made by a plan fiduciary, as defined in Section 3(21) of such Act, which is either a bank, savings and loan association, insurance company, or registered investment adviser, or if the employee benefit plan has total assets in excess of $5,000,000 or, if a self-directed plan, with investment decisions made solely by persons that are accredited investors;

(2) Any private business development company as defined in Section 202(a) (22) of the Investment Advisors Act of 1940;

(3) Any organization described in Section 501(c) (3) of the Internal Revenue Code, corporation, Massachusetts or similar business trust, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000;

(4) Any director, executive officer, or general partner of the issuer of the securities being offered or sold, or any director, executive officer, or general partner of a general partner of that issue;

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(5) Any natural person whose individual net worth, or joint net worth with that person’s spouse, at the time of his purchase, exceeds $1,000,000;

(6) Any natural person who had an individual income in excess of$200,000 in each of the two most recent years or joint income with that person’s spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year;

(7) Any trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person as described in §230.506(b) (2) (ii); and

(8) Any entity in which all of the equity owners are accredited investors.

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